EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SiRF Technology Holdings, Inc. 2004 Stock Incentive Plan, of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedule of SiRF Technology Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, SiRF Technology Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SiRF Technology Holdings, Inc, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 9, 2007